UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

May 16, 2022

BLACK KNIGHT, INC.

(Exact name of Registrant as Specified in its Charter)

001-37394

(Commission File Number)

Delaware	81-5265638
(State or Other Jurisdiction of	(IRS Employer Identification Number)
Incorporation or Organization)

601 Riverside Avenue

Jacksonville, Florida 32204

(Addresses of Principal Executive Offices)

(904) 854-5100

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	BKI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As approved by the board of directors of Black Knight, Inc. (the “Company” or “Black Knight”) on February 14, 2022 and previously announced in the Company’s Current Report on Form 8-K filed on February 15, 2022, the following executive transitions became effective as of May 16, 2022:

●	Anthony M. Jabbour assumed the role of Executive Chairman of our board of directors. In his role as Executive Chairman, Mr. Jabbour will focus on the strategic direction of Black Knight, capital allocation and will work with the executive leadership team to extend our track record of success.

●	Joseph M. Nackashi assumed the role of Chief Executive Officer (“CEO”). Mr. Nackashi served as our President beginning in 2017 and is a 35-year veteran of the Company. Over his career, he has developed strong and trusted relationships with our clients and leaders throughout the mortgage industry. In his role as President, Mr. Nackashi was intensely focused on the tight integration of our teams, solutions and operations to provide clients with enhanced efficiency while also improving their customers’ experience. He will continue to work with Mr. Jabbour to lead Black Knight to act with urgency, treat each client like they are our only client, care for our employees, and deliver on our commitments to stakeholders.

●	Kirk T. Larsen assumed the role of President in addition to continuing his role as Chief Financial Officer (“CFO”). Mr. Larsen joined Black Knight as CFO in 2014 and led the Company through our initial public offering in 2015. In his expanded role, Mr. Larsen will also assume responsibility for the compliance, enterprise risk management, human resources, legal and marketing functions and will work closely with Messrs. Jabbour and Nackashi to achieve Black Knight’s strategic goals.

We believe this leadership structure is appropriate and will allow our Executive Chairman, CEO and President and CFO to focus on the responsibilities of their respective offices while creating a collaborative relationship that benefits our Company and stakeholders.

On May 16, 2022, the compensation committee of our board of directors (the “Compensation Committee”) approved, and we entered into, amendments to our named executive officers’ employment agreements. The amendments to the employment agreements provide, in part, for the following:

●	For Messrs. Nackashi and Larsen, changes to their minimum base salaries and target annual incentive opportunities, in each case to be consistent with changes to their base salaries and target annual incentive opportunity approved by the Compensation Committee on May 16, 2022. The changes to Messrs. Nackashi’s and Larsen’s base salaries and target annual incentive opportunities were approved following discussion with the Compensation Committee’s independent compensation consultant in consideration of Messrs. Nackashi’s and Larsen’s total compensation levels relative to their respective experience, duties and responsibilities in their new roles, as well as peer and market data.
●	For Messrs. Nackashi and Larsen, to increase the lump sum the executive would receive in the event of a termination by the Company without “Cause” or by the executive for “Good Reason”, from 200% to 250% of the executive’s base salary and target annual incentive opportunity in effect for the year in which the date of termination occurs.
●	For Messrs. Jabbour, Nackashi, Larsen and Gravelle, amendments to the definition of “Good Reason” to include a material diminution in the executive’s duties or responsibilities or receipt of notice that the term of the executive’s employment agreement will not be renewed such that the agreement would expire prior to the two-year anniversary of the closing of the transactions contemplated by the Agreement and Plan of Merger among Intercontinental Exchange, Inc., Sand Merger Sub Corporation and Black Knight, dated as of May 4, 2022, in each case upon or within 24 months after a “Change in Control” of the Company.
●	For Messrs. Jabbour, Nackashi, Larsen and Gravelle, that all outstanding equity awards granted to our executives by the Company or our affiliates will become immediately vested upon a termination of the executive’s employment by the Company without “Cause” or by the executive for “Good Reason”.

The foregoing description of the amendments to our named executive officers’ employment agreements do not purport to be complete and are qualified in their entirety by reference to the complete text of their respective employment agreement amendments, copies of which are attached as Exhibits 10.1, 10.2, 10.3 and 10.4 to this Current Report on Form 8-K and are incorporated herein by reference in their entirety.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description
10.1	First Amendment to Employment Agreement of Anthony M. Jabbour dated May 16, 2022.

10.2	First Amendment to Employment Agreement of Joseph M. Nackashi dated May 16, 2022.

10.3	Third Amendment to Employment Agreement of Kirk T. Larsen dated May 16, 2022.

10.4	Third Amendment to Employment Agreement of Michael L. Gravelle dated May 16, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Black Knight, Inc.

Date:	May 18, 2022	By:	/s/ Michael L. Gravelle
			Name:	Michael L. Gravelle
			Title:	Executive Vice President and General Counsel